Exhibit 4.4

HISOFT TECHNOLOGY INTERNATIONAL LIMITED
2011 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the            day of           ,          (hereinafter called the “Date of Grant”), between HiSoft Technology International Limited, a corporation incorporated in the Cayman Islands (hereinafter called the “Company”), and                (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the HiSoft Technology International Limited 2011 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the “Option”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of              Shares, subject to adjustment as set forth in the Plan.  The purchase price of the Shares subject to the Option shall be $             per Share (the “Option Price”).  The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, each American Depositary Share of the Company listed on the Nasdaq Stock Market, represents 19 of the Shares underlying the Options granted pursuant to this Agreement.

2.                                      Vesting.

(a)                                 Subject to the Participant’s continued Service with the Company, the Option shall vest and become exercisable with respect to [twenty-five percent (25%)] of the Shares initially covered by the Option on each of the [first, second, third and fourth anniversaries] of the Date of Grant.(1) Notwithstanding the foregoing, in the event the above vesting schedule results in the vesting of any fractional Shares, such fractional Shares shall not be deemed vested hereunder but shall vest and become nonforfeitable when such fractional Shares aggregate whole Shares

(1)                                 Consider desired vesting schedule.

At any time, the portion of the Option which has become vested and exercisable as described above (or pursuant to Section 2(c) below) is hereinafter referred to as the “Vested Portion”.

(b)                                 If the Participant’s Service with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a) (Exercise of Option — Period of Exercise).

(c)                                  Notwithstanding any other provisions of this Agreement to the contrary and subject to Section 9(2) of the Plan, the Option shall, to the extent not then vested and not previously forfeited, become fully vested and exercisable immediately prior to a Change in Control.

3.                                      Exercise of Option.

(a)                                 Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)  the tenth anniversary of the Date of Grant;

(ii)  within twelve (12) months following the date of the Participant’s termination of Service due to death or “Disability” or retirement;

(iii)  within sixty (60) days following the date of the Participant’s termination of Service by the Company without “Cause” or by the Participant for any reason; and

(iv)  within thirty (30) days following the date of the Participant’s termination of Service by the Company for “Cause”.

For purposes of this agreement:

“Cause” shall mean (i) Participant’s engagement in willful or intentional misconduct which is materially injurious to the Company or its affiliates, (ii) Participant’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates, (y) crime involving moral turpitude, or (z) conviction of an offense that could result in a jail sentence of at least 30 days or (iii) Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company, as determined by the non-appealable final judgment of a court of competent jurisdiction or by the final award in a binding arbitration proceeding, provided that the vesting of Shares granted under this Agreement shall be suspended during the whole course of the lawsuit or arbitration and be terminated retroactively since the first day when such Participant materially breaches any of the aforesaid covenant to the extent finally determined by the court or the binding arbitration proceeding. Except as set forth above in (iii), the determination of the existence of Cause shall be made by the Committee in good faith, which determination shall be conclusive for purposes of this Agreement.

(b)                                                         Method of Exercise.

(i)  Subject to Section 3(a) (Exercise of Option — Period of Exercise), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate option price for the Shares being purchased.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)  Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)  Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company may but not obligated to issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)  In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section

3(a).  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4.                                      No Right to Continued Service.  The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Service of such Participant.

5.                                      Legend on Certificates.  The certificates representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable U.S. federal or state laws, or any other Applicable Laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.                                      Transferability.  Unless otherwise expressly provided in (or pursuant to) Section 12 of the Plan or required by Applicable Laws, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  Unless otherwise expressly provided in (or pursuant to) Section 12 of the Plan or required by Applicable Laws, no such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant’s lifetime, the Option is exercisable only by the Participant.

7.                                      Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, or have any of its Affiliates to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. If the Company does not so withhold taxes, the Participant shall be fully responsible for compliance with Applicable Laws on taxes, and shall file tax returns with, and pay taxes to, competent governmental authorities as required by Applicable Laws.

8.                                      Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9.                                      Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company, or to the Company at such other address as the Company may hereafter designate in writing.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

10.                               Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

11.                               Option Subject to Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.                               PRC Laws. By entering into this Agreement, the Participant, to the extent such Participant is subject to the compliance requirements under applicable laws of the People’s Republic of China, hereby covenants that such Participant will comply with all applicable laws, regulations and rules within the jurisdiction of the People’s Republic of China (the “PRC Laws”), including without limitation those relating to foreign exchange controls and taxes, and will take all actions, including without limitation providing the Company with relevant documentation, required by relevant PRC authorities for the purpose of compliance with applicable PRC Laws.

13.                               Indemnity. The Participant acknowledges that undue delay or failure of it to comply with the provisions under this Agreement, including but not limited to Section 7 (Withholding), Section 8 (Securities Laws) or Section 12 (PRC Laws) may prevent the Company from achieving its anticipated economic interests and/or result in loss or liability to the Company and/or its Affiliates, and hereby agrees to indemnify the Company and/or any of its Affiliates against any loss or liability incurred by the Company and/or any of its Affiliates due to the Participant’s failure to comply with any provisions under this Agreement, including but not limited to Section 7 (Withholding), Section 8 (Securities Laws) or Section 12 (PRC Laws).

14.                               Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Nonqualified Stock Option Agreement by HiSoft Technology International Limited, I,                                                           , the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Nonqualified Stock Option Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:            ,

Signature of Spouse

Print Name

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HISOFT TECHNOLOGY INTERNATIONAL LTD.

By:
Its:

Participant

Name:
Address: